NEWS RELEASE

For further
information      W. Harold Parker, Jr.(CCBF)   (919) 683-7631
 contact:        Pressley A. Ridgill (SCBC)    (704) 855-6154



     FOR IMMEDIATE RELEASE         February 24, 1995


     CCB FINANCIAL CORPORATION AND SECURITY CAPITAL BANCORP
            ANNOUNCE RECEIPT OF REGULATORY APPROVALS

         Durham   and  Salisbury,  North  Carolina---CCB
    Financial  Corporation  (CCBF:Nasdaq)  and  Security
    Capital   Bancorp  (SCBC:Nasdaq)  jointly  announced
    today   that   they  have  received  the   requisite
    approvals   from   federal  and   state   regulatory
    authorities  for the mergers of SCBC  into  CCB  and
    SCBC's   financial  institution  subsidiaries   into
    Central Carolina Bank and Trust Company, CCB's primary banking subsidiary. The proposed merger of SCBC into CCB will be submitted to their respective shareholders for approval at separate meetings on March 16th.

         SCBC  is  a  $1.2 billion bank holding  company
    operating 43 offices in 27 communities located in 13
    counties  in the south central and western  Piedmont
    regions   of  North  Carolina  through  its  banking
    subsidiaries:  Security Capital Bank  and  OMNIBANK,
    SSB,  Salisbury,  North Carolina; Citizens  Savings,
    SSB, Concord, North Carolina; and Home Savings Bank,
    SSB,   Kings  Mountain,  North  Carolina.   Security
    Capital  Bank  is also in the process  of  acquiring
    from  First  Union National Bank a  total  of  three
    offices located in Charlotte, Rockingham and Hamlet,
    North   Carolina   having  aggregate   deposits   of
    approximately $50 million.  Through Central Carolina
    Bank  and other subsidiaries, CCB currently operates
    112  offices  in North Carolina and  has  over  $3.5
    billion in assets.

         As the resulting corporation, CCB will have assets of more than $4.7 billion. It will be North
    Carolina's seventh largest bank, serving over 50% of the state's population, and will have the fourth largest market share in Charlotte, the state's largest city.

         Ernest   C.   Roessler,  President  and   Chief
    Executive  Officer  of  CCB,  stated  that  "we  are
    pleased  that  the various banking  regulators  have
    acted so promptly in approving our combination  with
    Security  Capital.   We  look forward  to  receiving
    shareholder approvals and to taking advantage of the many opportunities the merger will provide."

         David   B.  Jordan,  Vice-Chairman  and   Chief
    Executive  Officer  of  SCBC,  commented:   "We  are
    excited that the merger process is quickly moving to
    its  conclusion.   The  merger  will  result  in   a
    combined  company having enhanced shares of critical
    banking markets and with the financial resources and
    operating   efficiencies   necessary   to    compete
    profitably in those markets."

         Under  the  merger agreement  between  CCB  and
    SCBC,  each  share of SCBC's common  stock  will  be
    converted through a tax-free exchange into .50 of  a
    share   of   CCB  common  stock,  subject   to   the
    satisfaction of certain conditions.  In this regard,
    Mr.  Jordan stated that "we are pleased to note  the
    recent  strengthening of the market's  valuation  of
    bank   stocks   in  general  and  CCB's   stock   in
    particular."

         The  merger is expected to be completed in mid-
    May, 1995.